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                                                                    Exhibit 23.4


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3, File No. __________, and the related prospectus of Philips International Realty Corp. for the registration of $200,000,000 of Common Stock, Preferred Stock, Depositary Shares and Warrants and to the incorporation by reference therein of our report dated August 27, 1998, with respect to the statement of revenue and certain operating expenses of Munsey Park Shopping Center.

/s/ GENTILE, PISMENY & BRENGEL, LLP
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    Gentile, Pismeny & Brengel, LLP

Great Neck, New York
February 10, 1999